Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen Ponczak — Investors (414) 524-2375

Monica Levy — Media (414) 524-2695
Johnson Controls Reports First Quarter Earnings Up 39%;
Confirms Full-Year 2008 Outlook for Double-Digit Earnings Increase
     MILWAUKEE, WISCONSIN, January 18, 2008 . . . .. . . . Johnson Controls, Inc. (JCI) today reported record sales and income from continuing operations for the first quarter of fiscal 2008, with diluted earnings per share from continuing operations increasing 39% to $0.39 from $0.28 last year (adjusted for a 3-for-1 stock split effective October 2, 2007). The company also reconfirmed its October earnings guidance of 18% year-over-year growth.
     Chairman and Chief Executive Officer Stephen A. Roell said, “We continue to deliver record results with strength in both the domestic markets as well as higher growth international markets. Building efficiency continues to generate double-digit sales and earnings improvements and automotive experience profitability is increasing as planned. Our exposure to global markets and focus on cost and quality improvements continue to positively impact our performance. We believe we are on track to achieve another year of strong sales and earnings growth.”
First-Quarter 2008 Results
     Sales for the quarter ended December 31, 2007 rose 16% to a record $9.5 billion from $8.2 billion last year, reflecting growth by all three businesses. Segment income was $374 million, up 25% from $300 million in the 2007 quarter, as a result of the higher volume and margin expansion. Income from continuing operations was $235 million, 40% higher than the prior year’s $168 million due to the higher segment income and a lower effective tax rate.
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News release

     Building efficiency sales increased 11% to $3.2 billion from $2.9 billion due to increased global demand for the company’s offerings for nonresidential buildings that improve energy efficiency and reduce greenhouse gas emissions. The company reported strong revenue increases for its systems, services and global workplace solutions revenues. Segment income increased 33% to $163 million from $123 million in 2007, due to the higher global volumes and operational efficiencies. The backlog of uncompleted contracts at December 31, 2007 was $4.4 billion, up 13% versus the previous year, reflecting strong demand in domestic and international markets.
     Power solutions sales were up 55% to $1.7 billion from $1.1 billion. The increase was primarily due to higher prices resulting from the pass-through of increased lead costs, as well as increased unit shipments. Segment income decreased 6% to $133 million from $142 million in the 2007 quarter, which included a one-time benefit of $11 million. Income in the 2008 quarter was impacted by additional investments in the company’s hybrid vehicle battery capabilities. Johnson Controls is expected to launch production of the industry’s first lithium-ion battery systems later in the year.
     Automotive experience sales for the first quarter of 2008 totaled $4.6 billion, up 9% from $4.2 billion. Revenues in Europe increased 14% while North American sales were 5% higher. Industry light vehicle production in Western Europe and North America was approximately 5% and 1% higher, respectively, than the prior year amounts. Unconsolidated sales in China increased over 40% reflecting the strong vehicle production environment and new business. Segment income more than doubled to $78 million versus $35 million for the prior year quarter. In North America, income increased to $10 million from a loss of $52 million a year ago due to operational efficiencies and improved pricing.
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News release

2008 Full Year and Second-Quarter Outlook
     The fiscal 2008 full-year earnings outlook provided by the company on October 9, 2007 remains unchanged. The company forecasts revenues increasing 10% to about $38 billion with diluted earnings per share from continuing operations increasing approximately 18% to $2.45 — $2.50.
     For the second quarter of fiscal 2008, the company forecasts diluted earnings per share from continuing operations of $0.46 — $0.48, up from $0.44 in the prior year which included non-recurring tax benefits. Excluding the benefits, earnings per share in the 2007 second quarter were $0.37. Johnson Controls said it expects strong earnings increases in all three of its businesses.
     Mr. Roell said, “The company continues to benefit from its business diversification and by bringing new value to our customers. We are increasing our investments in globalization and new enhanced technologies while ensuring we continue to improve our cost base. Our first quarter results represent a strong start to our fiscal year, and with the earnings visibility we have for our three businesses, we are confident in our full-year earnings guidance.”
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     Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal 2008 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, energy prices, the ability to mitigate the impact of higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, changes to domestic and foreign tax rates as well as other factors discussed in the Company’s most recent Form 10-K filing (dated November 29, 2007) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

January 18, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2007	2006
Net sales	$9,484	$8,210
Cost of sales	8,177	7,136

Gross profit	1,307	1,074

Selling, general and administrative expenses	(950)	(803)
Financing charges — net	(69)	(69)
Equity income	17	29

Income from continuing operations before income taxes and minority interests	305	231

Provision for income taxes	64	53
Minority interests in net earnings of subsidiaries	6	10

Income from continuing operations	235	168

Loss from discontinued operations, net of income taxes	—	(6)

Net income	$235	$162

Diluted earnings per share from continuing operations	$0.39	$0.28

Diluted earnings per share	$0.39	$0.27

Diluted weighted average shares	603	595

Shares outstanding at period end	594	589

January 18, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	December 31,	September 30,	December 31,
	2007	2007	2006
ASSETS
Cash and cash equivalents	$407	$674	$252
Accounts receivable — net	6,180	6,600	5,648
Inventories	2,070	1,968	1,784
Other current assets	1,572	1,630	1,599

Current assets	10,229	10,872	9,283

Property, plant and equipment — net	4,214	4,208	4,030
Goodwill	6,251	6,131	6,000
Other intangible assets — net	775	773	795
Investments in partially-owned affiliates	812	795	569
Other noncurrent assets	1,381	1,326	1,519

Total assets	$23,662	$24,105	$22,196

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$1,075	$1,163	$634
Accounts payable and accrued expenses	5,894	6,440	4,969
Other current liabilities	2,283	2,317	2,433

Current liabilities	9,252	9,920	8,036

Long-term debt	3,249	3,255	4,255
Minority interests in equity of subsidiaries	133	128	131
Other noncurrent liabilities	1,958	1,895	2,196
Shareholders’ equity	9,070	8,907	7,578

Total liabilities and shareholders’ equity	$23,662	$24,105	$22,196

January 18, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended December 31,
	2007	2006
Operating Activities
Net income	$235	$162

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	191	186
Equity in earnings of partially-owned affiliates, net of dividends received	22	(17)
Minority interests in net earnings of subsidiaries	6	10
Deferred income taxes	9	5
Other—net	39	18
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	486	149
Inventories	(82)	(47)
Accounts payable and accrued liabilities	(834)	(274)
Change in other assets and liabilities	106	(40)

Cash provided by operating activities	178	152

Investing Activities
Capital expenditures	(187)	(230)
Sale of property, plant and equipment	15	8
Acquisition of businesses, net of cash acquired	(26)	—
Other — net	(48)	(56)

Cash used in investing activities	(246)	(278)

Financing Activities
Increase (decrease) in short and long-term debt — net	(107)	61
Payment of cash dividends	(65)	(4)
Other — net	(27)	28

Cash provided by (used in) financing activities	(199)	85

Decrease in cash and cash equivalents	$(267)	$(41)

January 18, 2008

FOOTNOTES
1. Business Unit Summary

	Three Months Ended
	December 31,
	(unaudited)
(in millions)	2007	2006	%
Net Sales
Building efficiency	$3,244	$2,922	11%
Automotive experience	4,589	4,220	9%
Power solutions	1,651	1,068	55%

Net Sales	$9,484	$8,210

Segment Income
Building efficiency	$163	$123	33%
Automotive experience	78	35	123%
Power solutions	133	142	-6%

Segment Income	$374	$300

Financing charges — net	(69)	(69)

Income from continuing operations before income taxes and minority interests	$305	$231

Net Sales
Products and systems	$7,693	$6,703	15%
Services	1,791	1,507	19%

	$9,484	$8,210

Cost of Sales
Products and systems	$6,731	$5,910	14%
Services	1,446	1,226	18%

	$8,177	$7,136

Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Recent Accounting Pronouncements
In July 2006, the Financial Accounting Standards Board (FASB) issued FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. The Company adopted FIN 48 as of October 1, 2007 and determined that the adoption of FIN 48 was not material to the Company’s consolidated financial position.